Exhibit 10.3
EXECUTION VERSION
INTERIM LOAN AGREEMENT
dated as of
October 2, 2007
among
MYLAN LABORATORIES INC.
The Lenders Party Hereto
LASALLE BANK, NATIONAL ASSOCIATION
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Co-Documentation Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
CITIBANK, N.A.
as Co-Syndication Agents
and
MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent

MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Bookrunners and Joint Lead Arrangers

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		Page

SECTION 6.10.	Restrictive Agreements	62
SECTION 6.11.	Dispositions	62
SECTION 6.12.	Lines of Business	64

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	70
SECTION 9.02.	Waivers; Amendments	70
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	73
SECTION 9.04.	Successors and Assigns	74
SECTION 9.05.	Survival	77
SECTION 9.06.	Counterparts; Integration; Effectiveness	78
SECTION 9.07.	Severability	78
SECTION 9.08.	Right of Setoff	78
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	79
SECTION 9.10.	WAIVER OF JURY TRIAL	79
SECTION 9.11.	Headings	80
SECTION 9.12.	Confidentiality	80
SECTION 9.13.	USA PATRIOT Act	81
SECTION 9.14.	Interest Rate Limitation	81
SECTION 9.15.	No Fiduciary Duty	81

SCHEDULES:

Schedule 2.01	— Commitments
Schedule 2.03	— Description of Specified Litigation
Schedule 3.01	— Subsidiaries
Schedule 3.06	— Disclosed Matters
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.05(f)	— Investments
Schedule 6.07	— Affiliate Transactions
Schedule 6.11	— Dispositions

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EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Opinion of the Company’s Special New York Counsel
Exhibit B-2	— Forms of Opinions of Loan Parties’ Corporate Counsel
Exhibit C	— Description of Exchange Notes
Exhibit D	— List of Closing Documents
Exhibit E	— Form of Guarantee Agreement
Exhibit F	— Form of Foreign Lender Certification

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          INTERIM LOAN AGREEMENT (this “Agreement”) dated as of October 2, 2007 among MYLAN LABORATORIES INC., the LENDERS party hereto, LASALLE BANK NATIONAL ASSOCIATION and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Co-Documentation Agents, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and CITIBANK, N.A., as Co-Syndication Agents and MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan, refers to a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquired Business” means the generics business operated by various subsidiaries of Merck KGaA to be acquired by the Company or one or more of its Subsidiaries pursuant to the Acquisition Agreement, including, for the avoidance of doubt, any Excluded Businesses (as defined in the Acquisition Agreement) acquired pursuant to Section 15.7 of such Acquisition Agreement.
          “Acquired Entity or Business” means each Person, property, business or assets acquired by the Company or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Subsidiary.
          “Acquisition” means the acquisition by the Company or one or more of its Subsidiaries of the Acquired Business pursuant to the terms of the Acquisition Agreement.
          “Acquisition Agreement” means the Share Purchase Agreement dated as of May 12, 2007, among Mylan, Merck Generics Holding GmbH, Merck S.A., Merck Internationale Beteiligung GmbH and Merck KGaA, as amended.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means Merrill Lynch Capital Corporation, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Rate” shall mean, for any Loan for any period, (i) in the case of any Eurodollar Loan, 4.50% per annum (the “Initial Eurodollar Spread”); provided that the Initial Eurodollar Spread shall be increased by 0.50% per annum on the date that is six calendar months following the Effective Date and by an additional 0.50% per annum on each successive date falling three calendar months thereafter and (ii) in the case of any ABR Loan, 3.50% per annum (the “Initial ABR Spread”); provided that the Initial ABR Spread shall be increased by 0.50% per annum on the date that is six calendar months following the Effective Date and by an additional 0.50% per annum on each successive date falling three calendar months thereafter.
          “Approved Bank” shall have the meaning assigned to such term in the definition of “Cash Equivalents”.
          “Approved Fund” has the meaning assigned to such term in Section 9.04(b).
          “Arrangers” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.
          “Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clauses (j), (k) or (m) of Section 6.11 which yields net cash proceeds to the Company or any of its Subsidiaries in excess of $35,000,000 in the aggregate for any such Disposition or series of related Dispositions.
          “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

          “Borrower” means the Company.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.
          “Captive Insurance Subsidiary” means American Triumvirate Insurance Company, a Vermont corporation, or any successor thereto, so long as such Subsidiary is maintained as a special purpose self insurance subsidiary.
          “Cash Equivalents” means
     (1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union;
     (2) time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a lender under the Senior Secured Credit Agreement or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short-term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short-term credit rating must have a minimum credit rating of A-1, P-1 or F 1;
     (3) municipal securities, including auction rate securities (“ARS“s) and variable rate demand notes (“VRDN”s) and including securities issued or unconditionally guaranteed by any foreign government, in each case having a minimum of a long-term credit rating of A2 or A, or equivalent, using the lowest credit rating by Moody’s, S&P, or Fitch (or any equivalent) or with a short-term credit rating of A-1/P-2 or A-2/P-1, or equivalent using the lowest credit rating by Moody’s, S&P, or Fitch (or any equivalent). Issues with only one short-term credit rating must have a minimum credit rating of A-1, P-1, F1 or the equivalent;
     (4) commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) and rated at least A-2 by S&P and at least P-2 by Moody’s;
     (5) asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 3 years or less (measured to the next maturity date);
     (6) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union maturing within 365 days from the date of acquisition;
     (7) money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (6); and
     (8) instruments equivalent to those referred to in clauses (1) through (7) above denominated in any Foreign Currency or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
provided that except in the case of clauses (5) and (6) above, the maximum maturity date (or, in the case of VRDNs, remaining time to the next put date or, in the case of ARSs, to the next reset or auction date) of individual securities or deposits will be 3 years or less at the time of purchase or deposit.
          “Cash Management Obligations” means obligations owed by the Company or any Subsidiary to any lender or any Affiliate of a lender under the Senior Secured Credit Agreement in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Company’s or any Subsidiary’s participation in commercial (or purchasing) card programs at the Lender or any Affiliate (“card obligations”).
          “Casualty Event” means any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property in excess of $35,000,000.
          “Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Charges” shall have the meaning assigned to such term in Section 9.14.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agent” means each of LaSalle Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, in its capacity as co-documentation agent for the interim loan facility evidenced by this Agreement.
          “Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan to the Borrower on the Effective Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,850,000,000.
          “Company” means Mylan Laboratories Inc., a Pennsylvania corporation.
          “Consolidated EBITDA” means Consolidated Net Income plus, without duplication and, except in the case of clause (xii), to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill or assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent or extraordinary loss or charge (including, without limitation, the amount of any restructuring, integration, transition, executive severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Company and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, write-downs of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines), (viii) non-recurring cash charges in connection with the litigation described on Schedule 2.03, (ix) without duplication, income of any non-wholly owned Subsidiaries and deductions attributable to minority interests, (x) any non-cash costs or expenses incurred by the Company or a Subsidiary pursuant to any management equity plan or stock plan, (xi) expenses with respect to casualty events, (xii) the amount of net cost savings in connection with the Acquisition, any Permitted Acquisition or otherwise projected by the Company in good faith to be realized as a result of specified actions taken prior to the last day of such period (calculated on a pro forma basis as though such cost savings had been realized since the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) in connection with the Acquisition or any Permitted Acquisition, such actions have been taken prior to such date of determination and within 24 months after the Effective Date or within 12 months after the closing date of a Permitted Acquisition, as the case may be, and (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vii) above with respect to such period, (xiii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Acquisition or any Permitted Acquisition, (xiv) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition, (xv) non-cash charges pursuant to SFAS 158, minus, to the extent included in Consolidated Net Income, the sum of (xvi) any unusual, infrequent or extraordinary income or gains and (xvii) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133. Notwithstanding the foregoing, subject to adjustment in connection with events occurring after the Effective Date to the extent contemplated by Section 1.04(b), Consolidated EBITDA shall be deemed to be $359,800,000, $290,800,000 and $366,600,000 for the fiscal quarters ended December 31, 2006, March 31, 2007 and June 30, 2007, respectively.
          “Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (b) commissions, discounts and other fees and charges owed by the Company or any of its Subsidiaries (other than the Captive Insurance Subsidiary) with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Company or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company or a wholly owned Subsidi-

ary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Company or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Company or any of its Subsidiaries (other than the Captive Insurance Subsidiary) for such period, (g) all interest on any Indebtedness of the Company or any of its Subsidiaries (other than the Captive Insurance Subsidiary) of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary).
          “Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
          “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest (including a Permitted Joint Venture), except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (c) the income or deficit of the Captive Insurance Subsidiary, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of the Transaction, any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) accruals and reserves that are established within twelve months after the Effective Date that are so required to be established as a result of the Transaction in accordance with GAAP. There shall be excluded from Consolidated Net Income for any period (i) any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets and (ii) the purchase accounting effects of in process research and development expenses and adjustments to property, inventory and equipment, software and other intangible assets and deferred revenue and deferred expenses in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Effective Date, any Permitted Acquisitions or the amortization or write-off of any amounts thereof.
          “Consolidated Subsidiaries” means Subsidiaries and Permitted Joint Ventures that would be consolidated with the Company in accordance with GAAP.

          “Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
          “Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than the Captive Insurance Subsidiary) outstanding as of such time calculated on a consolidated basis in accordance with GAAP required to be reflected as “indebtedness” on a consolidated balance sheet of the Company in accordance with GAAP (other than Indebtedness described in clause (h) or (i) of the definition of “Indebtedness” (other than in respect of drawings thereunder to the extent not reimbursed within two Business Days after the date of such drawing)) plus (ii) the principal amount of any obligations of any Person (other than the Company or any Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Company or any Subsidiary (whether or not reflected on a consolidated balance sheet of the Company).
          “Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Co-Syndication Agent” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citibank, N.A. in its capacity as syndication agent for the interim loan facility evidenced by this Agreement.
          “Debt Securities Notice” shall have the meaning assigned to such term in Section 5.10.
          “Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(b).
          “Default” means any event or condition, which constitutes an Event of Default or, except in the case of a Specified Target Default prior to the 90th day following the Effective Date, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Final Maturity Date.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “Equity Issuance” means any issuance and sale of Equity Interests of the Company in exchange for cash or Cash Equivalents in a public or private offering other than any Excluded Equity Issuance.
          “Equivalent Percentage” means, with respect to any specified amount expressed in Dollars, the percentage obtained by dividing (i) such specified Dollar amount by (ii) the amount shown as “Total assets” as of December 31, 2007 in the financial statements delivered by the Company pursuant to Section 5.01.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “EU” means the European Union.
          “Eurodollar”, when used in reference to any Loan, refers to whether such Loan bears interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Date” has the meaning assigned to such term in Section 2.20(b).
          “Exchange Note Trustee” means the trustee under the Exchange Notes Indenture.
          “Exchange Notes” has the meaning assigned to such term in Section 2.20(b).
          “Exchange Notes Indenture” means the indenture to be entered into relating to the Exchange Notes, with terms and conditions consistent with Exhibit C with such changes being not materially adverse to the Lenders as the Exchange Note Trustee may require and as otherwise reasonably agreed upon by the Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

          “Exchange Notes Registration Rights Agreement” means the registration rights agreement to be entered into relating to the Exchange Notes, with terms and conditions consistent with Exhibit C and as otherwise reasonably agreed upon by the Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
          “Exchange Notice” has the meaning assigned to such term in Section 2.20(a).
          “Exchange Trigger Event” shall be deemed to have occurred on each date that the Administrative Agent shall have received valid requests in accordance with Section 2.20 to exchange at least an aggregate of $75,000,000 principal amount of Loans (that are outstanding as Loans at such time) for Exchange Notes.
          “Excluded Equity Issuances” means the issuance of Equity Interests of the Company (i) pursuant to stock options issued under any plan to officers, directors, employees and consultants of the Company and its Subsidiaries and (ii) in connection with any Investment permitted under Section 6.05.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient’s principal office is located or, in the case of any Lender, in which its applicable lending office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that (i) is imposed on amounts payable by or on account of an obligation of the Borrower to such Foreign Lender to the extent in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e) (i.e., failure to deliver a form that it is legally entitled to deliver).
          “Existing Credit Agreement” means (i) the Credit and Guarantee Agreement, dated as of March 26, 2007, among Mylan Laboratories Inc. Euro Mylan B.V., the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent and (ii) the Credit Agreement, dated as of July 24, 2006, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, National Association as administrative agent.
          “Existing Note Indenture” means the indenture dated as of July 21, 2005, entered into by the Company and certain of its Subsidiaries in connection with the issuance of $500,000,000 aggregate principal amount of the Company’s senior notes, together with all instruments and other agreements entered into by the Company or such Subsidiaries in connection therewith.

          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Final Maturity Date” means the ten year anniversary of the Effective Date.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
          “Fixed Rate Exchange Note” shall mean a “Fixed Rate Note” as defined in Exhibit C.
          “Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.11(b).
          “Foreign Currencies” means any currency other than Dollars.
          “Foreign Disposition” shall have the meaning assigned to such term in Section 2.11(b).
          “Foreign Holding Company” means any Domestic Subsidiary (i) substantially all of the assets of which consist of Equity Interests and Indebtedness issued by Foreign Subsidiaries of the Company and (ii) which has not incurred any Indebtedness for money borrowed from any Person other than the Company or a Subsidiary, other than Guarantees of Indebtedness of Foreign Subsidiaries.
          “Foreign Jurisdiction Deposit” means a deposit or Guarantee incurred in the ordinary course of business and required by any Governmental Authority in a foreign jurisdiction as a condition of doing business in such jurisdiction.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
          “Guarantee Agreement” means, collectively, the Guarantee Agreement executed by the Guarantors, substantially in the form of Exhibit E, together with each other supplement executed and delivered pursuant to Section 5.09.
          “Guarantors” means (a) each Subsidiary that is party to the Guarantee Agreement on the Effective Date and (b) each Subsidiary that becomes a party to the Guarantee Agreement after the Effective Date pursuant to Section 5.09 or otherwise.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Increasing Rate Exchange Note” shall mean an “Increasing Rate Note” as defined in Exhibit C.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, deben-

tures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person and (B) obligations under customary overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning set forth in Section 9.03(b).
          “Information” has the meaning specified in Section 9.12.
          “Information Memorandum” means the Confidential Interim Loan Information Memorandum dated June 2007 relating to the Company and the Transactions.
          “Initial Lenders” shall mean Merrill Lynch Capital Corporation, Citibank, N.A., JPMorgan Chase Bank, N.A. and Goldman Sachs Credit Partners L.P.
          “Initial Maturity Date” means the one year anniversary of the Effective Date.
          “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan.
          “Interest Period” means with respect to any Eurodollar Loan, (i) initially, the period commencing on the Effective Date and ending on the numerically corresponding day in the calendar month that is three months thereafter and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Loan only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Company or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Company or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Company, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Company or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “LIBO Rate” means, for any Interest Period, the rate appearing on, in the case of Dollars, Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations compa-

rable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Loan for such Interest Period shall be the rate at which deposits in Dollars in an amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” means this Agreement, the Guarantee Agreement, any promissory notes executed and delivered pursuant to Section 2.10(e) and any amendments, waivers, supplements or other modifications to any of the foregoing.
          “Loan Parties” means the Borrower and the Guarantors.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
          “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
          “Maximum Rate” shall have the meaning assigned to such term in Section 9.14.

          “Mchem Group Companies” means: Xiamen Mchem Pharma Group Limited, Xiamen Mchem Laboratories Limited, Dafeng Mchem Pharmaceutical Chemical Co., Limited and Mchem Research & Development Co., Limited.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Company or any Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale or Casualty Event and that is required to be repaid (and is repaid) in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Company or such Subsidiary in connection with such Asset Sale or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by the Company or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) the Company’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale or Casualty Event; provided that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Company or any Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) or (D) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (E) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Asset Sale or Casualty Event; and (b) with respect to any Equity Issuance or the incurrence or issuance of any Indebtedness by the Company or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Company or such Subsidiary in connection with such incurrence or issuance.

          “Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Company and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or reimbursement or other monetary obligations incurred or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” has the meaning set forth in Section 9.04(c).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means (i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Company (including as a result of a merger or consolidation) or (ii) any Investment in any Subsidiary (including by a merger or consolidation of existing Subsidiaries); provided that the following conditions are satisfied to the extent applicable:
     (a) to the extent required by Section 5.09, each applicable Loan Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 5.09, within the times specified therein;
     (b) the aggregate amount of Investments (without duplication for any Investment made through a series of Investments) made in all Permitted Acquisitions shall not exceed $250,000,000;
     (c) the acquired Property, business or Person is in a business permitted under Section 6.12;
     (d) (1) at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (2) on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) immediately preceding such purchase or other acquisition is less than or equal to 6.0 to 1.0, satisfaction of such requirement shall be evidenced by a certificate from a Financial

Officer of the Company delivered to the Administrative Agent containing a reasonably detailed calculation; and
     (e) the Company shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or within the time periods required by Section 5.09).
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;
     (c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Company or any Subsidiary;
     (d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;
     (e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
     (f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary; and

     (g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Joint Venture” means any Person (i) in which the Company or any of its Subsidiaries holds Equity Interests that represent less than 80% of the ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in such Person and (ii) that is engaged in a business permitted under Section 6.12; provided that the term “Permitted Joint Venture” shall not include any Person unless the Company has delivered a written notice to the Administrative Agent stating that such Person shall be a “Permitted Joint Venture” for purposes of this Agreement.
          “Permitted Receivables Facility” shall mean the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
          “Permitted Receivables Facility Assets” shall mean (i) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.
          “Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Company) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amend-

ment, modification, supplement, refinancing or replacement, and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders.
          “Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.
          “Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Final Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Company) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the one-year anniversary of the date on which such Permitted Acquisition is consummated.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Merrill Lynch Capital Corporation as its prime rate in effect at its principal office in

New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Company in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Company and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Company, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.
          “Pro Forma Basis” means with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Company owned by the Company or any of its Subsidiaries or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are in the good faith determination of the Company reasonably identifiable and factually supportable and (y) expected to have a continuing impact on the consolidated financial results of the Company.
          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
          “Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Equity Interests.

          “Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
          “Receivables Entity” shall mean a wholly owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
          “Receivables Sellers” shall mean the Company and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.
          “Refinancing Preferred Stock” means Qualified Equity Interests, issued in a public or private offering, which have been designated by a Financial Officer in an officer’s certificate as “Refinancing Preferred Stock” and the net cash proceeds of which are applied within 45 days of the receipt thereof to the prepayment of outstanding Interim Loans or the redemption or repurchase of Exchange Notes.
          “Register” has the meaning set forth in Section 9.04.
          “Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
          “Rejection Notice” shall have the meaning assigned to such term in Section 2.11(b).
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.

          “Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the total outstanding principal amount of the Loans at such time.
          “Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.
          “SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.
          “Senior Secured Credit Agreement” means that certain Credit Agreement, dated as of October 2, 2007, among the Borrower, Mylan Luxembourgh 5 S.A R.L., the guarantors party thereto, JPMorgan Chase Bank, National Association, as administrative agent, the lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citibank, N.A., as co-syndication agents and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as joint bookrunners and joint lead arrangers and any amendments, supplements, modifications, extensions, renewals or restatements thereof including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 6.01) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Specified Domestic Subsidiary” means each wholly owned Domestic Subsidiary of the Company other than (i) the Captive Insurance Subsidiary, (ii) any Foreign Holding Company, (iii) any Receivables Entity, (iv) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and (v) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Company’s con-

solidated revenues for the most recently ended four fiscal quarter period of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered on or prior to the Effective Date or pursuant to Section 5.01(a) or (b); provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of one or more of clauses (i) through (v) of this definition, the Company shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.
          “Specified Event of Default” means any Event of Default under clause (a), (b), (h) or (i) of Article VII.
          “Specified Indebtedness” means any Indebtedness that is subordinated to the Obligations hereunder.
          “Specified Representations” shall mean the representations and warranties set forth in Sections 3.02, 3.08 and 3.13.
          “Specified Target Default” means, any matter or circumstance that exists in respect of the Acquired Business that would otherwise constitute a Default or Event of Default or which would otherwise make any representation and warranty set forth in Article III incorrect in any material respect and which:
          (A) is capable of being cured on or prior to the 90th day following the Effective Date (and, if the Borrower or any member of the Acquired Business is aware of the relevant circumstances at the time, reasonable efforts are being used to cure the same);
          (B) has not been procured or approved by the Company;
          (C) does not constitute a Default under clause (h) or (i) of Article VII; and
          (D) has not resulted in a Material Adverse Effect since March 31, 2007;
provided that if any such matters or circumstances are continuing uncured or unwaived at the end of such 90th day following the Effective Date, such matter shall cease to constitute a “Specified Target Default” and from and after such 90th day any such continuing unremedied matters or circumstances shall be deemed to have existed from and after the Effective Date.
          “Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Company or any Subsidiary in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving consideration paid by the Company or any Subsidiary in excess of $10,000,000, (ii) any Asset Sale or Casualty Event, (iii) any incurrence or repayment of Indebtedness (in each case, other than Revolving Loans, Swingline Loans (each as defined in the Senior Secured Credit Agreement) and borrowings and repayments of Indebted-

ness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment) and (iv) any Restricted Payment involving consideration paid by the Company or any Subsidiary in excess of $10,000,000; provided that, for purposes of the definition of “Pro Forma Basis”, the Transaction shall be deemed to have been consummated on July 1, 2007.
          “Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
          “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Company; provided that no Permitted Joint Venture shall be a “Subsidiary” of the Company or any Subsidiary for any purpose under this Agreement.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Test Period” means the period of four fiscal quarters of the Company ending on a specified date.
          “Transaction” means, collectively, (a) the Acquisition, (b) the funding of the Loans on the Effective Date, (c) the repayment and termination or discharge of all Indebtedness outstanding under the Existing Credit Agreement and the Existing Notes Indenture, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of fees and expenses incurred in connection with any of the foregoing.
          “Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
          “Type”, when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.
          “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
          SECTION 1.02. Classification of Loans. For purposes of this Agreement, Loans may be classified by Type (e.g., a “Eurodollar Loan”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.
          SECTION 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
          SECTION 1.06. Rules of Construction. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a for-

eign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
          The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan on the Effective Date to the Company in Dollars by making immediately available funds to the Administrative Agent’s account not later than the time specified by the Administrative Agent, which Loan shall not exceed for any such Lender the Commitment of such Lender. Amounts repaid in respect of Loans may not be reborrowed.
          SECTION 2.02. Loans and Borrowings. The Loans shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          SECTION 2.03. [Reserved].
          SECTION 2.04. [Reserved].
          SECTION 2.05. [Reserved].
          SECTION 2.06. [Reserved].
          SECTION 2.07. Funding of Loans.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Commitment.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.
          SECTION 2.08. [Reserved].
          SECTION 2.09. Termination and Reduction of Commitments. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.
          SECTION 2.10. Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Initial Maturity Date; provided that, notwithstanding the foregoing, unless an Event of Default under clause (h) or (i) of Article VII with respect to the Borrower has occurred and is continuing on the Initial Maturity Date, the unpaid principal amount of each Loan shall not be required to be repaid pursuant to this Section 2.10(a) until the Final Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender prom-

issory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
          SECTION 2.11. Prepayment of Loans.
          (a) Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (a)(ii) of this Section.
          (ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that any notice of prepayment in connection with a refinancing of the Loans may be conditioned upon consummation of any proposed financing transaction in connection therewith. Each prepayment of Loans shall be applied ratably to the Loans of each Lender. Prepayments pursuant to this Section 2.11(a) shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
          (b) Mandatory Prepayments. (i) [Reserved].
          (ii) (A) If the Company or any Subsidiary receives any Net Cash Proceeds from any Asset Sale or Casualty Event, the Company shall apply an amount equal to 100% of such Net Cash Proceeds (in the case of an Asset Sale by a Foreign Subsidiary in connection with which funds are repatriated to the United States in order to comply with this Section 2.11(b)(ii), net of additional taxes payable or reserved against as a result thereof) in accordance with Section 2.11(b)(v) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.11(b)(ii)(A) with respect to such Net Cash Proceeds (x) that the Company shall reinvest in accordance with Section 2.11(b)(ii)(B); provided that this clause (x) shall not apply to any Asset Sale made in reliance on Section 6.11(m), or (y) that are applied to the permanent prepayment of Indebtedness under the Senior Secured Credit Agreement within such period.
          (B) With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale or Casualty Event, at the option of the Company the Company may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Company’s or a Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Company or a Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in

Section 2.11(b)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.
          (iii) If the Company consummates an Equity Issuance or the Company or any Subsidiary incurs or issues any Indebtedness under Section 6.01(a)(ii) or Section 6.01(u)(ii) or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Company shall apply an amount equal to 100% of such Net Cash Proceeds received by the Company or any Subsidiary therefrom in accordance withh Section 2.11(b)(v) on or prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.
          (iv) Upon the occurrence of a Change in Control, if any Lender notifies the Administrative Agent of the exercise of such Lender’s right to require prepayment of its Loans (in whole or in part as specified in a written notice from such Lender to the Borrower but in the case of any partial prepayment, in minimum increments of $1,000,000) pursuant to this subclause (iv) during the 20 day period commencing on the date the Borrower provides notice of such Change in Control pursuant to subclause (v) below, the Borrower shall prepay the Loans of such Lender subject to such election within three Business Days following the last day of such 20 day period.
          (v) The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.11(b) at least three (3) Business Days prior to the date of such prepayment and the Company shall notify the Administrative Agent of the occurrence of a Change in Control no later than the third Business Day following such Change in Control. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Company’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.11(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Company no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such Lender’s pro rata share of such mandatory prepayment of Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the principal amounts of the Loans of such Lenders (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Company and used for any purpose not otherwise prohibited by this Agreement. The Administrative

Agent may make appropriate adjustments to the accounts of the Lenders to reflect any non-pro-rata payment of Loans as a result of this Section 2.11(b)(v).
          (vi) Notwithstanding any other provisions of this Section 2.11(b) to the contrary, (i) to the extent that any of or all the Net Cash Proceeds of any Asset Sale pursuant to Section 6.11(j) or (k) by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b)(ii) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) are prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.11(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Law will not permit or delays repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11(b) to the extent provided herein and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have adverse tax consequences, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date 18 months following the date of receipt of such Net Cash Proceeds (x) the Company shall apply an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Company rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.
          (vii) Each prepayment of Loans pursuant to this Section 2.11(b) shall be offered to the Lenders holding such Loans on a pro rata basis.
          (viii) Any prepayment of Loans pursuant to this Section 2.11(b) shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be subject to Section 2.16.
          SECTION 2.12. Fees. The Company agrees to pay to the Administrative Agent, for the account of the applicable Lenders, fees payable in the amounts and at the times separately agreed upon between the Company and the Initial Lenders.
          SECTION 2.13. Interest.
          (a) (i) Subject to clause (b) below, the ABR Loans (which for the avoidance of doubt, shall only include Loans to which the circumstances described in Section 2.14 apply) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (ii) Subject to clause (b) below, Eurodollar Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loans plus the Applicable Rate.
          (b) Notwithstanding clause (a) above, except for any increase in the interest rate applicable to the Loans contemplated by clause (c) below, at no time shall the interest rate on any Loan exceed 11.25% per annum.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the case of any Loan exchanged for an Exchange Note other than on an Interest Payment Date, on such date of exchange unless the Borrower has elected to cause such Exchange Note to be issued with such accrued interest as contemplated by Exhibit C.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Eurodollar Loans (or its Eurodollar Loan) for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, any affected Loan shall bear interest as an ABR Loan.
          SECTION 2.15. Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender (excluding imposition of Taxes resulting from a Change in Law, which shall be governed by Section 2.17);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrower shall pay, such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this

Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11 but excluding any exchange of Loans for Exchange Notes), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          SECTION 2.17. Taxes.
          (a) Any and all payments by or on account of any obligation of each Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party or the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower (including, for the avoidance of doubt, any payment by any Loan Party on behalf of the Borrower) hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any other Other Taxes, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          Without limiting the generality of the foregoing, with respect to any Loan made by the Borrower, any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Sec-

tion 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms), or
          (iv) any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.
          To the extent it is legally entitled to do so, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation) shall deliver to the Administrative Agent and the Borrower (in such number of original copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and from time to time thereafter, if reasonably requested by the Borrower or Administrative Agent) duly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms), together with information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender and to establish that such remaining portion may be received without deduction for, or at a reduced rate of, U.S. federal withholding tax.
          Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence.
          (f) If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender shall, at the Company’s request, provide the Company with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in Dollars to the Administrative Agent at its offices as specified by the Administrative Agent to the Borrower. The Administrative Agent shall distribute any such payments in the same funds received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the

Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Company a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.
          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this

Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to the extent required by Section 9.04 and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).
          SECTION 2.20. Exchange Notes.
          (a) Subject to satisfaction of the provisions of this Section 2.20 and in reliance upon the representations and warranties of the Borrower herein set forth, on and after the 20th Business Day prior to the Initial Maturity Date, each Lender will have the option to notify (an “Exchange Notice”) the Administrative Agent in writing of its request for senior unsecured exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in exchange for a like principal amount of all or a portion of its Loans hereunder. Each Lender’s Exchange Notice shall be irrevocable and shall specify the aggregate principal amount of Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.20, which shall be in a minimum amount of $1,000,000 (and integral multiples of $1,000 in excess thereof) and whether such Exchange Notes are to be Increasing Rate Exchange Notes or, subject to the limitations set forth under the heading “—Principal, maturity and interest; Conversion of Increasing Rate Notes to Fixed Rate Notes” in Exhibit C, Fixed Rate Exchange Notes. Loans subject to an Exchange Notice shall be deemed to have been repaid for all purposes of this Agreement upon issuance of a like principal amount of Exchange Notes to such Lender in accordance with clause (c) below.
          (b) Notwithstanding the foregoing, such Lender’s Loans shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and all such Lenders by the Administrative Agent. Upon receipt of notice of an Exchange Trigger Event, the Borrower shall set a date (each an “Exchange Date”) for the exchange of Loans for Exchange Notes, which date shall be no less than ten Business Days and no more than 20 Business Days (or, in the case of the initial issuance of Exchange Notes, 30 Business Days) after its receipt of notice of an Exchange Trigger Event.
          (c) On each Exchange Date, the Borrower shall execute and deliver, and cause the Exchange Note Trustee to authenticate and deliver, to each Lender or as directed by such Lender that exchanges Loans, an Exchange Note in the principal amount equal to 100% of the aggregate principal amount (including any accrued and unpaid interest not required to be paid in cash) of such Loan (or portion thereof) for which each such Exchange Note is being exchanged. The Exchange Notes shall be governed by the Exchange Notes Indenture. Upon issu-

ance of the Exchange Notes to a Lender in accordance with this Section 2.20, a corresponding amount of the Loans of such Lender shall be deemed to have been repaid.
          (d) The Borrower shall, as promptly as practicable after being requested to do so by the Lenders pursuant to the terms of this Agreement and following the first Exchange Trigger Event, (i) select a bank or trust company reasonably acceptable to the Administrative Agent to act as Exchange Note Trustee, (ii) enter into the Exchange Notes Registration Rights Agreement and the Exchange Notes Indenture, and (iii) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Notes Indenture and the Exchange Notes Registration Rights Agreement referred to in clause (ii) above). The Exchange Note Trustee shall at all times be a corporation organized and doing business under the laws of the United States or the State of New York, in good standing and having its principal offices in the Borough of Manhattan, in The City of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than $500,000,000.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lenders as of the Effective Date that:
          SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary on the Effective Date, if such Subsidiary is a Specified Domestic Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Company or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary on the Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Effective Date, there are no out-

standing commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.04. Financial Statements; Financial Condition; No Material Adverse Change.
          (a) The Company has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of the Company (x) as of March 31, 2007 and March 31, 2006 and for each of the three fiscal years ended March 31, 2007 reported on by Deloitte & Touche LLP, independent public accountants, and (y) as of, and for the fiscal quarters and the six months ended, June 30, 2007 and June 30, 2006, certified by its chief financial officer which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company as of such dates and for such periods in accordance with GAAP.
          (b) The Company has heretofore furnished to the Lenders the combined balance sheets, statements of income and statements of cash flows of the Merck Generics Group as of December 31, 2006 and December 31, 2005 and for the three fiscal years ended December 31, 2006 reported on by KPMG Deutsche Treuhand-Gesellschaft, independent public accountants, and the combined balance sheets, statements of income and statements of cash flows of the Merck Generics Group as of, and for the six months ended, June 30, 2007 and June 30, 2006 which financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Merck Generics Group as of such dates and for such periods in accordance with International Financial Reporting Standards as adopted by the European Union.
          (c) Since March 31, 2007, there has been no material adverse change in the business, assets, properties or financial condition of the Company and its Subsidiaries, taken as a whole.
          SECTION 3.05. Properties.
          (a) Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.
          (b) Each of the Company and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all, agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all material Tax returns and material reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.10. Solvency. On the Effective Date after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.
          SECTION 3.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Company and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transaction will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.12. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Company’s SEC filings at such time, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
ARTICLE IV
Conditions
          SECTION 4.01. Initial Credit Events. The obligations of the Lenders to make Loans hereunder on the Effective Date shall be subject to each of the following conditions being satisfied (or waived in accordance with Section 9.02) on or prior to the Effective Date:
     (a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent (or its counsel) shall have received from each initial Guarantor either (A) a counterpart of the Guarantee Agreement signed on behalf of such Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.
     (c) [Reserved].
     (d) Substantially concurrent with the initial borrowings hereunder, the Acquisition shall have closed in all material respects in accordance with the terms of the Acquisition Agreement and the Administrative Agent shall have received a certified copy of the Acquisition Agreement, the material provisions of which shall not have been waived or amended (other than such waivers or amendments as are not, taken as a whole materially adverse to the Lenders) without consent of the Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, including certification by a President, a Vice President or a Financial Officer of the Company that such documents are in full force and effect as of the Effective Date and that, to the knowledge of such officer, there has not been such a waiver of any conditions to the obligations of the Company thereunder to consummate the Acquisition.

     (e) The Administrative Agent shall have received the executed legal opinions of Cravath, Swaine & Moore LLP, special New York counsel to the Company, substantially in the form of Exhibit B-1 and from Kristin Kolesar, Esq. and Paul Jeges, Esq., corporate counsels to the Company, substantially in the form of Exhibit B-2. The Company hereby requests such counsel to deliver such opinion.
     (f) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D.
     (g) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming that the Specified Representations are true and correct on the Effective Date.
     (h) The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially concurrently with the making of the initial Loans hereunder (i) the Borrower shall have received $4,110.0 million in gross cash proceeds from the borrowing under the Senior Secured Credit Agreement and (ii) all Indebtedness for borrowed money of the Company and its Subsidiaries (other than Indebtedness permitted by Section 6.01) and all other amounts payable hereunder have been paid in full, all commitments to extend credit thereunder shall have terminated, and all Liens securing obligations thereunder shall have been released.
     (i) The Administrative Agent shall have received a certificate attesting to the Solvency of the Company and its Subsidiaries (taken as a whole) on the Effective Date after giving effect to the Transactions, from a Financial Officer of the Company.
     (j) The Lenders shall have received on or prior to the Effective Date all documentation and other information reasonably requested in writing by them at least five business days prior to the Effective Date in order to allow the Lenders to comply with the USA PATRIOT Act.
     (k) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate executed by a Financial Officer of the Company (i) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; and (ii) to the extent the applicable financial statements include the results of any Permitted Joint Venture, separate financial statements or consolidating information for the Company and its Subsidiaries (but excluding any such Permitted Joint Venture) in form reasonably satisfactory to the Administrative Agent;
     (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stat-

ing whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.09 to the extent the Company was required to comply with such Section during such fiscal year (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);
     (e) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC; and
     (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Company on its website or shall have been posted on Intralinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.
          The Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its securities) (each, a “Public Lender”). The Company agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information relating to the Company or its Subsidiaries (or any of their securities).
          SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Company obtains knowledge of the following:
     (a) the occurrence of any continuing Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.
          SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.06. Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants.
          SECTION 5.07. Compliance with Laws; Compliance with Agreements. The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used to finance the Transaction. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09. Further Assurances.
          (a) At any time or from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.
          (b) Upon the formation or acquisition of any Specified Domestic Subsidiary by the Company or any Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as may be reasonably acceptable to the Administrative Agent, cause any such Specified Domestic Subsidiary to execute a joinder to the Guarantee Agreement.
          SECTION 5.10. Securities Demand; Cooperation in Financing. The Borrower agrees that, upon notice by the Arrangers (a “Debt Securities Notice”), on not more than two occasions after the 181st day following the Effective Date and prior to the first anniversary of the Effective Date, the Borrower will use commercially reasonable efforts to issue and sell such aggregate principal amount of senior and/or senior subordinated debt securities (the “Securities”) as will generate gross proceeds sufficient to refinance the whole of the Loans, in each case upon such terms and conditions as may be specified by the Arrangers in the Debt Securities Notice; provided, however, that (i) the Arrangers, in their discretion after consultation with the Borrower, shall determine whether such securities will be issued through a registered public offering or a private placement for resale pursuant to Rule 144A; (ii) such securities will not mature any earlier than the date that is seven years and six months following the Effective Date and will contain such terms, including registration rights (in the event of a private placement or Rule 144A offering), covenants, events of default, interest rate, yield and redemption prices and dates and conditions as are customary for similar financings and reasonably agreed by the Arrangers and the Borrower, except that the weighted average interest rate per annum of the Securities shall not exceed 11.25%; and (iii) all other arrangements with respect to such securities shall be reasonably satisfactory in all respects to the Arrangers and the Borrower in light of then prevailing market conditions and the financial condition and prospects of the Borrower and its Subsidiaries at the date of sale.

ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Company will not create, incur, assume or permit to exist, and will not permit any Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:
     (a) (i) Indebtedness created under the Loan Documents, (ii) Securities issued pursuant to Section 5.10 and (iii) Permitted Refinancing Indebtedness in respect of Indebtedness under this clause (a);
     (b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 or that could be incurred on the date hereof pursuant to commitments set forth on Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);
     (c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to the Company or any other Subsidiary and (iii) any Loan Party to any Subsidiary that is not a Loan Party; provided all such Indebtedness permitted under this subclause (iii) shall be subordinated to the Obligations;
     (d) Guarantees of Indebtedness of the Company or any other Subsidiary, all to the extent permitted by Section 6.05;
     (e) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $75,000,000 at any time outstanding;
     (f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

     (g) Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $300,000,000 at any time outstanding;
     (h) Indebtedness of Subsidiaries which are not Guarantors, provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h) only if at the time such Indebtedness is incurred (i) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed the greater of (x) $200,000,000 and (y) the Equivalent Percentage of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) or (ii )(A) on a Pro Forma Basis the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) would not exceed 4.5 to 1.0 and (B) the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed the greater of (1) $400,000,000 and (2) the Equivalent Percentage of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));
     (i) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
     (j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;
     (k) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;
     (l) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with the Transaction or other acquisitions and asset sales not prohibited by Section 6.05 or 6.11;
     (m) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof; provided that, after giving effect to the acquisition of such Person, on a Pro Forma Basis, the Consolidated Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) would not exceed 6.0 to 1.0 and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (m);

     (n) Indebtedness in an aggregate amount not to exceed the foreign currency equivalent of $75,000,000 in respect of letters of credit denominated in currencies other than Dollars;
     (o) Indebtedness in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees;
     (p) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Company until permitted by Section 6.04;
     (q) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
     (r) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
     (s) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;
     (t) Foreign Jurisdiction Deposits;
     (u) Indebtedness under the Senior Secured Credit Agreement in an amount not to exceed (i) $4,850,000,000 plus (ii) $500,000,000; provided that the Net Cash Proceeds received from any Indebtedness incurred in reliance on this subclause (ii) shall be applied to prepay the Loans pursuant to Section 2.11(b)(iii);
     (v) other Indebtedness of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (v) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (v) at such time (including such Indebtedness) would not exceed the greater of (x) $250,000,000 and (y) the Equivalent Percentage of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));
     (w) Indebtedness in respect of Investments permitted by Section 6.05(t); and
     (x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

          SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:
     (a) Permitted Encumbrances;
     (b) Liens pursuant to any Loan Document;
     (c) any Lien on any Property of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Company or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any Permitted Refinancing Indebtedness in respect thereof;
     (d) any Lien existing on any Property prior to the acquisition thereof by the Company or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Company or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;
     (e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Company or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
     (f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);
     (g) Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities;
     (h) Liens on assets of a Subsidiary which is not a Loan Party securing Indebtedness of such Subsidiary pursuant to Section 6.01(h);
     (i) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;
     (j) Liens on cash and cash equivalents securing Indebtedness permitted by Section 6.01(n);
     (k) Liens on Property of Subsidiaries that are not Loan Parties in connection with Indebtedness permitted by Section 6.01(h) or (n);
     (l) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Subsidiary or (ii) secure any Indebtedness;
     (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;
     (o) Liens on property or Equity Interests of any Foreign Subsidiary, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01;
     (p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiary in the ordinary course of business permitted by this Agreement;
     (q) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;
     (r) rights of setoff relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

     (s) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary;
     (t) Liens on equipment owned by the Company or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;
     (u) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Permitted Joint Venture;
     (v) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (v) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (v) would not exceed the greater of (x) $100,000,000 and (y) the Equivalent Percentage of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b));
     (w) Liens on any Property of (i) any Loan Party in favor of any other Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of the Company or any other Subsidiary; and
     (x) Liens securing Indebtedness permitted by Section 6.01(u).
          SECTION 6.03. Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
     (a) any Subsidiary may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11;
     (b) any Loan Party may merge or consolidate with any other Person (including another Loan Party) in a transaction in which a Loan Party is the surviving Person in such merger or consolidation;
     (c) any Person that is not a Loan Party may merge or consolidate with or into any other Person that is not a Loan Party; or
     (d) the Company may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Company is merged shall expressly assume all obligations of the Company under the Loan Documents, (y) the Person formed by such consolidation or into which the Company is merged shall be a corporation organized under the laws of a State in the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and (z) the Company shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement.
          SECTION 6.04. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests; (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Company and its Subsidiaries in an amount not to exceed $20,000,000 in any fiscal year (with any unused amount of such base amount available for use in the next succeeding fiscal year); (d) Restricted Payments made to consummate the Transaction; (e) to the extent constituting Restricted Payments, the Company and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in the Company or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) so long as no Event of Default has occurred and is continuing, regularly scheduled cash dividends on Refinancing Preferred Stock; and (h) to the extent made in the ordinary course of business or otherwise to benefit the business of the Borrower and its Subsidiaries as determined in good faith by management of the Borrower (but excluding any open market share repurchases or dividends), other Restricted Payments in an aggregate amount not to exceed $50,000,000.
          SECTION 6.05. Investments. The Company will not, and will not allow any of its Subsidiaries to, make or hold any Investments, except:
     (a) Investments by the Company or a Subsidiary in cash and Cash Equivalents;
     (b) loans or advances to officers, directors, consultants and employees of the Company and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Company, provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;
     (c) Investments by (i) any Loan Party in any Loan Party, (ii) any Subsidiary that is not a Loan Party in the Company or any Subsidiary, (iii) any Loan Party in any

Foreign Subsidiary consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Foreign Subsidiary held directly by the Company or such Subsidiary in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Foreign Subsidiary to which such contribution is made, (y) an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (z) Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party (or that is merged or consolidated into a Subsidiary), (iv) any Loan Party in any Subsidiary or in any Person that becomes a Subsidiary as a result of such Investment, provided that an Investment shall be permitted to be made pursuant to this subclause (iv) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this subclause (iv) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed $250,000,000, and (v) Investments among the Company and its Subsidiaries for purposes of funding payments under the Senior Secured Credit Agreement in respect of scheduled interest and amortization payments and prepayments thereunder and Investments among the Company and its Subsidiaries in the ordinary course of business for purposes of funding the working capital and maintenance capital expenditure requirements and research and development activities of the Company and its Subsidiaries;
     (d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i), (j) or (l) or Restricted Payments permitted by Section 6.04;
     (f) (i) Investments existing or contemplated on the date hereof and set forth on Schedule 6.05(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Company or any Subsidiary in the Company or any other Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;
     (g) Investments in Swap Agreements permitted under Section 6.01(i);
     (h) Permitted Acquisitions;
     (i) the Transaction;

     (j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;
     (k) Investments that do not exceed $100,000,000 at any time outstanding net of any return representing a return of capital in respect of any such Investment;
     (l) [Reserved];
     (m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;
     (n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Company;
     (o) Investments held by a Subsidiary acquired after the Effective Date or of a corporation merged into the Company or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
     (p) lease, utility and other similar deposits in the ordinary course of business;
     (q) any acquisition of the remaining Equity Interests in Matrix Laboratories Limited or any of the Mchem Group Companies not held by the Company or any of its Subsidiaries or any acquisition of any Subsidiary of Matrix Laboratories Limited;
     (r) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under Section 6.03(b) or Restricted Payments permitted under Section 6.04;
     (s) customary Investments in connection with Permitted Receivables Facilities; and
     (t) Investments in Permitted Joint Ventures in an aggregate amount at any time outstanding, net of any return representing a return of capital in respect of any such Investment, not to exceed the greater of (x) $250,000,000 and (y) the Equivalent Percentage of Consolidated Total Assets.
          SECTION 6.06. Prepayments, Etc. of Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof and (ii) the conversion of any Specified Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Company.

          SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions substantially as favorable to the Company or such Subsidiary (in the good faith determination of the Company) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction not involving any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Company or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Company or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transaction and the payment of fees and expenses related to the Transaction, (i) the issuance of Qualified Equity Interests of the Company and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Company or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter, provided that the existence of, or the performance by the Company or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Company) than any of such documents and agreements as in effect on the Effective Date, (k) consulting services to Permitted Joint Ventures in the ordinary course of business and any other transactions between or among the Company, its Subsidiaries and Permitted Joint Ventures in the ordinary course of business and (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement.
          SECTION 6.08. Changes in Fiscal Year. The Company will not change its fiscal year from the basis in effect on the Effective Date; provided, however, that the Company may, upon written notice to the Administrative Agent, change its fiscal year to a calendar year, in which case the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year. If the Company changes its fiscal year to end on December 31, any reference herein to a fiscal year ending “March 31” of a specified year following the date of such change shall be deemed to refer to the fiscal year ending on December 31 of the preceding calendar year.
          SECTION 6.09. [Reserved]

          SECTION 6.10. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law, this Agreement and the Senior Secured Credit Agreement, (ii) prohibitions, restrictions and conditions existing on the date hereof (or any extension, refinancing or renewal thereof or any amendment or modification thereto that is not materially more restrictive (in the good faith determination of the Company) than any such restriction or condition), (iii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iv) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (v) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Company or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Company) than such agreement or arrangement, (vi) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (vii) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (viii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) customary provisions in leases restricting the assignment or subletting thereof, (xi) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xii) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (xiii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto.
          SECTION 6.11. Dispositions. The Company will not, and will not permit any Subsidiary to, make any Disposition, except:
     (a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Company and the Subsidiaries, in each case, in the ordinary course of business;
     (b) Dispositions of inventory and immaterial assets in the ordinary course of business;
     (c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

     (d) Dispositions of Property (i) to the Company or to a Subsidiary; provided that if the transferor of such Property is a Loan Party, the transferee thereof must be a Loan Party, (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of Foreign Subsidiaries to other Foreign Subsidiaries;
     (e) Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02 and Dispositions of Receivables and Related Assets in connection with Permitted Receivables Facilities;
     (f) Dispositions of cash and Cash Equivalents;
     (g) Dispositions of accounts receivable in connection with the collection or compromise thereof;
     (h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Subsidiaries;
     (i) transfers of Property to the extent subject to Casualty Events;
     (j) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (j) (including such Disposition) would not exceed $500,000,000 in the aggregate and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Company or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition;
     (k) Dispositions listed on Schedule 6.11(k);
     (l) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

     (m) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (m) (including such Disposition) would not exceed $1,250,000,000 in the aggregate, (iii) with respect to any Disposition pursuant to this clause (m) for a purchase price in excess of $50,000,000, the Company or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (iv) the Company shall prepay Loans in an amount equal to the Net Cash Proceeds received from such Disposition in the manner and to the extent required by Section 2.11(b);
provided that any Disposition of any Property to the extent classified pursuant to one or more of Sections 6.11(j), (k) and (m) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Company.
          SECTION 6.12. Lines of Business. The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
     (e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Company;
     (f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;
     (g) any event or condition occurs that results in any Material Indebtedness of the Borrower or any Subsidiary becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (y) any Indebtedness of a Person acquired by the Company or any Subsidiary after the Effective Date solely as a result of the fact that such acquisition gives the holders of such Indebtedness the right to require the repayment or repurchase of such Indebtedness (so long as the Company or the Person so acquired complies with its obligations in connection with the terms of such Indebtedness);
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
     (j) the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;
     (k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $50,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Borrower and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of the Company or any Subsidiary under Sections 401(a)(29) or 412(n) of the Code or under Section 4068 of ERISA;
then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
          Notwithstanding anything to contrary herein, any Specified Target Default shall not constitute an Event of Default under this Article VII unless such Specified Target Default has not been cured or waived on or prior to the 90th day following the Effective Date.

ARTICLE VIII
The Administrative Agent
          (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          (b) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          (c) To the extent required by any applicable law, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          (d) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          (e) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.
          (f) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (g) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon thirty (30) days’ notice to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company and (unless a Specified Event of Default shall have occurred and be continuing) with the consent of the Company (which consent of the Company shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          (h) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          (i) The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this paragraph (h). In each case as specified in this paragraph (h), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this paragraph (h).
          (j) None of the Persons, if any, identified in this Agreement as an Arranger, Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Persons in their respective capacities as an Arranger, Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or transmission by electronic communication, as follows:
     (i) if to the Borrower, to it c/o Mylan Laboratories Inc. at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, Attention of Chief Financial Officer (Telecopy No. (724) 514-1871; Telephone No. (724) 514-1800); with a copy to Treasurer and (in the case of a notice of a Default) to Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019-7475, Attention of Paul Michalski, Esq. (Telecopy No. (212) 474-3700);
     (ii) if to the Administrative Agent, to Merrill Lynch Capital Corporation, 600 E. Las Colinas Blvd. Ste. #1300, Irving, TX. 75039, Attention of Rachel Suiter (Telecopy No. (972) 401-8555; Telephone No. (972) 401-8588) with a copy to Merrill Lynch & Co., 4 World Financial Center/250 Vesey Street, 22nd Floor, New York, New York 10080, Attention to Michael O’Brian (Telecopy No. (212) 738-1186; Telephone No. (212) 449-0948); and
     (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, or three Business Days after being deposited in the mail, postage prepaid.
          SECTION 9.02. Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
          (b) Except as set forth in clause (c) below or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that a waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans (and any offer to prepay the Loans upon a Change in Control) shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, without the written consent of each Lender, or (vii) amend or supplement the Exchange Notes Indenture or the Exchange Notes in any manner that would require the consent of each affected holder of Exchange Notes under the Exchange Notes Indenture without the consent of each Lender unless such amendment would not be adverse to such Lender in any material respect; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

          (c) Without notice to or the consent of any Lender, the Company or the Administrative Agent, on the Initial Maturity Date and without any action by the Administrative Agent, any Loan Party or any Lender, this Agreement and the Guarantee Agreement shall automatically be amended as follows in order to make the restrictions, requirements, rights and remedies described below that are contained in this Agreement and the Guarantee Agreement substantially identical with respect to restrictions, requirements, rights and remedies set forth under “Description of Notes” in Exhibit C (with mechanical and conforming changes to cross-references to provisions of this Agreement and to refer where the context requires to, among other things, “the Borrower,” this “Agreement,” the “Guarantee Agreement,” the “Loans,” the “Lenders,” the “Administrative Agent” and “prepayments” rather than the “Issuer,” the “Indenture,” the “Notes,” the “Holders,” the “Trustee” and “purchases”):
     (i) the provisions of Section 2.11(b) shall be amended to conform to the provisions described under “Description of exchange notes—Repurchase at the option of holders”;
     (ii) the affirmative covenants set forth in Sections 5.01 (other than subclause (c)(i) with respect to annual financial information only), 5.02 (other than clause (a) thereof), 5.06, 5.08, 5.09 and 5.10 of this Agreement will be deleted and the covenants set forth under “Description of exchange notes— Certain Covenants—Reports and other information” and “Description of exchange notes—Certain Covenants—Additional subsidiary guarantee” in Exhibit C shall be added to Article V;
     (iii) the negative covenants set forth in Article VI of this Agreement will be amended to conform to the negative covenants set forth under “Description of exchange notes—Certain covenants” in Exhibit C (but any Schedule referred to in Exhibit C shall remain as a Schedule to this Agreement);
     (iv) the Events of Default and remedies set forth in Article VII of this Agreement will be amended to conform to those described under “Description of exchange notes—Events of default and remedies” in Exhibit C (it being understood that any event in existence prior to the Initial Maturity Date and is continuing shall be taken into account in determining whether any Default or Event of Default exists from and after the Initial Maturity Date);
     (v) defined terms used in sections amended pursuant to the foregoing provisions shall be deleted (to the extent no longer used in this Agreement or any Loan Document) and new defined terms shall be added from or conformed to, as applicable, the definitions contained under “—Certain definitions” in Exhibit C;
     (vi) clause (b) of this Section will be amended, to the extent applicable, to (A) require the consent of each Lender for amendments and waivers that would require the consent of each affected holder of Exchange Notes and (B) permit the Administrative Agent and the Company to amend or supplement this Agreement and the other Loan Documents without the consent of any Lender to the extent a corresponding amendment or supplement would not require the consent of any holder of Exchange Notes under the Exchange Notes Indenture; and

     (vii) clause (h) of Article VIII and the Guarantee Agreement shall be amended to conform to the release of guarantor provisions contained under “Description of exchange notes—Guarantees” in Exhibit C.
In furtherance of the foregoing, the Administrative Agent and the Borrower will use commercially reasonable efforts to codify and document the amendments to this Agreement and the Guarantee Agreement set forth in this Section 9.02(c) in order to give effect to the intent of this clause (c) no later than the Initial Maturity Date and unless the Required Lenders shall have objected to such amended and restated agreement within five Business Days following the date a final draft of such agreement is provided to the Required Lenders, the Borrower and the Administrative Agent, on behalf of the Lenders, shall enter into such amended agreements and such amended agreements shall be deemed to be this “Agreement” and the Guarantee Agreement for all purposes of the Loan Documents.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates, agents or controlling Persons.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.
          SECTION 9.04. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) in the case of any assignment prior to the Initial Maturity Date, the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee; provided that, unless a Specified Event of Default has occurred and is continuing, the consent of the Borrower shall be required for any assignment prior to the Initial Maturity Date by an Initial Lender (other than an assignment to an Initial Lender or an Affiliate of an Initial Lender) to the extent that after giving effect to such assignment the Initial Lenders, in the aggregate, would hold less than a majority of the outstanding Loans at such time; and
     (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements or limitations therein, including in Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.
          (iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.
          (iv) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (v) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the case of any deposits or other obligations for the credit or the account of any Foreign Subsidiary, such setoff may only be against any Obligations of Foreign Subsidiaries. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obli-

gations of the Company or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is a first-tier Subsidiary of a Loan Party do not constitute such an asset (if owned by a Loan Party) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.11(b)(ii).
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.
          (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Company has been notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Company is notified prior to such disclosure so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrower containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Company or (h) to any ratings agency or the CUSIP Bureau or any similar organization or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) that is or becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company not in violation of any obligation of confidentiality. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent or any Lender prior to disclosure by the Company.

          EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. NOTHING IN THE FOREGOING SHALL (I) PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH OR (II) DIMINISH THE OBLIGATION OF THE COMPANY TO IDENTIFY INFORMATION THAT MAY BE PROVIDED TO PUBLIC LENDERS IN ACCORDANCE WITH THE FINAL PARAGRAPH OF SECTION 5.01.
          SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
          SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, the Borrower acknowledges and agrees, and acknowledge the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Administrative Agent and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) neither the Administrative

Agent nor any Lender will assume an advisory or fiduciary responsibility in favor of the Company or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Administrative Agent or any Lender has advised or is currently advising any Loan Party on other matters) and neither the Administrative Agent nor any Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) the Administrative Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) neither the Administrative Agent nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand. The Borrower agrees that the Loan Parties shall not assert any claims that any Loan Party may have against the Administrative Agent or any Lender based on any breach or alleged breach of fiduciary duty.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Chief Financial Officer

MERRILL LYNCH, PIERCE, FENNER & SMITH, as Syndication Agent

By:	/s/ Michael E. O’Brien
	Name:	Michael E. O’Brien
	Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION, individually as a Lender and as Administrative Agent

By:	/s/ Michael E. O’Brien
	Name:	Michael E. O’Brien
	Title:	Vice President

CITICORP NORTH AMERICA, INC., individually as a Lender
By:	/s/ John Peruzzi
	Name:	John Peruzzi
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Lee P. Brennan
	Name:	Lee P Brennan
	Title:	Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender
By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Lender
By:	/s/ Chi-Cheng Chen
	Name:	Chi-Cheng Chen
	Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ J. F. Todd
	Name:	J. F. Todd
	Title:	Managing Director

CALYON NEW YORK BRANCH, as a Lender
By:	/s/ David Weinstein
	Name:	David Weinstein
	Title:	Managing Director

By:	/s/ Philip Schubert
	Name:	Philip Schubert
	Title:	Managing Director

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender
By:	/s/ Robert S. Taylor, Jr.
	Name:	Robert S. Taylor, Jr.
	Title:	Senior Vice President

By:	/s/ Barbara Peters
	Name:	Barbara Peters
	Title:	Assistant Vice President

FIFTH THIRD BANK, as a Lender
By:	/s/ Jim Janovsky
	Name:	Jim Janovsky
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender
By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Deputy General Manager

NATIONAL CITY BANK, as a Lender
By:	/s/ Susan J. Dimmick
	Name:	Susan J. Dimmick
	Title:	Senior Vice President

SUNTRUST BANK, as a Lender
By:	/s/ John W. Teasley
	Name:	John W. Teasley
	Title:	Director